AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           THIS AMENDMENT NO. 1 ("Amendment"), dated as of April 2, 1998, to the Rights Agreement, dated as of July 17, 1996, (the "Rights Agreement"), by and between Astoria Financial Corporation, a Delaware corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a limited liability company (the "Rights Agent"). Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Rights Agreement.

           WHEREAS, no Person has become an Acquiring Person; and

           WHEREAS, the Board of Directors of the Corporation, in connection with the Agreement and Plan of Merger, dated April 2, 1998 (the "Merger Agreement"), by and between the Corporation and LISB ("LISB"), has authorized the Corporation to enter into a Stock Option Agreement (the "AFC Option Agreement") with the Corporation, which provides for the Corporation's grant to LISB of an option (the "Option") to purchase 5,246,587 shares of the Corporation's common stock, par value $0.01 par share (the "Common Stock"), on the terms and conditions set forth in the AFC Option Agreement; and

           WHEREAS, the Board of Directors of the Corporation, subject to certain conditions, desires to amend the Rights Agreement to exclude the acquisition of the Option and the Common Stock by LISB pursuant to the AFC Option Agreement from the operation of the Rights Agreement;

           NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and in this Amendment No. 1 thereto, the parties hereby agree as follows:

           1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase immediately following the phrase "but shall not include":

              Long Island Bancorp, Inc. ("LISB"), or any Affiliate of LISB as a result of LISB's right to acquire, or LISB's acquisition of, Common Shares of the Corporation pursuant to the related Astoria Financial Corporation Option Agreement, dated as of April 2, 1998, by and between LISB and the Corporation, as the same may be amended, from time to time,

           2. On and after the date of this Amendment No. 1 any reference in the Rights Agreement (including the Exhibits thereto) to "This Agreement," "hereunder," "hereof," or "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended by this Amendment No. 1.

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           3. This Amendment No. 1 shall be effective as of the date and time of its execution.

           4. This Amendment No.1 may be executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                                   ASTORIA FINANCIAL CORPORATION


                                   By: /s/ George L. Engelke, Jr.
                                       -----------------------------------------
                                       George L. Engelke, Jr.
                                       Chairman, President and Chief
                                        Executive Officer

Attest:


By:
    ----------------------------
    William K. Sheerin
    Corporate Secretary

                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                   as Rights Agent


                                   By: /s/ Robert Kavanagh
                                       -----------------------------------------
                                       Name:  Robert Kavanagh
                                       Title: Assistant Vice President

Attest:


By: /s/ Jared Fassler
    ----------------------------
    Name:  Jared Fassler
    Title: Assistant Vice President